Filed Pursuant to Rule 433

Registration Nos. 333-160515

333-160515-08

Free Writing Prospectus dated September 26, 2012

Volkswagen Auto Loan Enhanced Trust 2012-2

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor, Originator and Servicer

The depositor has prepared a preliminary prospectus supplement dated September 26, 2012 and prospectus dated September 26, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s Ratings Services	Moody’s Investors Service, Inc.
Class A-1 Notes	A-1+ (sf)	P-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners

Credit Suisse	BofA Merrill Lynch

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if the legal prospectus delivery period has not expired, you may obtain a paper copy of the prospectus supplement and the prospectus from the depositor or from the underwriters if you request it by calling 1-800-221-1037 or by emailing prospectusnewyork@credit-suisse.com.